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                                   EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements, Form S-8 No. 333-101121 pertaining to the Pactiv Corporation 2002 Incentive Compensation Plan, Form S-8 No. 333-33484, pertaining to the Pactiv Corporation Employee Stock Purchase Plan, Form S-8 No. 333-90333, pertaining to Tenneco Packaging Inc. Thrift Plan for Hourly Employees of Tenneco Packaging and Tenneco Packaging Thrift Plan, of our reports dated February 28, 2007, with respect to the consolidated financial statements and schedule of Pactiv Corporation, Pactiv Corporation management's assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pactiv Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 28, 2007